SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 14A
                               (RULE 14a-101)

                          SCHEDULE 14A INFORMATION

              Proxy Statement Pursuant to Section 14(a) of the
            Securities Exchange Act of 1934 (Amendment No. ___)

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    (as permitted by Rule 14a-6(e)(2))
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                              TAB PRODUCTS CO.
              (Name of Registrant as Specified in Its Charter)

                          THADDEUS S. JAROSZEWICZ
  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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                           PRESENTATION TO

                     INSTITUTIONAL SHAREHOLDER SERVICES

                          THADDEUS S. JAROSZEWICZ

                 IN OPPOSITION TO THE BOARD OF DIRECTORS OF
                              TAB PRODUCTS CO.





                               SEPTEMBER 2001

             OVERVIEW OF TAB'S HISTORICAL OPERATING PERFORMANCE

TAB HAS CONSISTENTLY OPERATED WITH EXTREMELY HIGH SELLING, GENERAL AND ADMINISTRATIVE COSTS, WHICH HAVE CAUSED OPERATING LOSSES FOR THE PAST TEN QUARTERS. TAB'S BOARD HAS BEEN UNWILLING TO CAUSE MANAGEMENT TO MAKE THE COST REDUCTIONS NECESSARY TO MAKE TAB PROFITABLE.

Since FY 1998, sales have declined from $165.9 million to $118.5 million in FY 2001. Tab's U.S. sales declined $12 million between FY 2000 and FY 2001. Since 1995, Tab's operating income has never exceeded 4.9% of revenues. Office products manufacturers, such as HON Industries, Herman Miller and Steelcase, typically produce operating income of between 8% and 12% of revenue.

For the two most recent fiscal years, ending May 31, 2001, Tab has lost a total of $31 million on an operating basis.

Even though Tab's gross profits since 1995 have averaged 38.9% of revenues, Tab's selling, R&D, general and administrative expenses have averaged 40.2% of revenues. S, G & A expenses have increased from a low of $53.2 million in FY 1996 to $63.4 million in FY 2001. Tab's selling, R&D, general and administrative costs are still higher than Tab's gross profits.

Tab is counting on sales gains to produce improved results, despite going into a period of extreme economic uncertainty.


                             ASSET TRANSACTIONS

TAB HAS KEPT ITSELF OUT OF FINANCIAL DISASTER ONLY BY SELLING CORPORATE ASSETS. HOWEVER, TAB'S BOARD HAS ALSO DEMONSTRATED ITS ABILITY TO SPECULATE DRAMATICALLY WITH SHAREHOLDER ASSETS THROUGH ITS ACQUISITION AND SUBSEQUENT WRITE OFF OF DOCUCON.

Tab has sold many corporate assets such as its California real estate and its Field Services operations. Total asset sales in the period between 1999 and 2001 were approximately $34.1 million. Proceeds were used to repay debt, fund operating losses and build cash reserves.

In May 2000, Tab purchased a money losing business called Docucon for $5.1 million. All of the goodwill relating to this acquisition, $3.7 million, was written off approximately one year after the acquisition.


                      THE DOCUMENT MANAGEMENT INDUSTRY

TAB IS A RELATIVELY BIG PLAYER IN A SMALL INDUSTRY. HOWEVER, ITS COMMITMENT TO MAINTAINING ITS OWN DISTRIBUTION CHANNEL HAS CAUSED IT TO INCUR HIGH SELLING COSTS AND TO CREATE CONFLICT WITHIN ITS INDEPENDENT DISTRIBUTION CHANNEL. IN MANY INSTANCES, TAB IS COMPETING AGAINST ITS INDEPENDENT DISTRIBUTORS.

The document management (color coded filing, mobile filing, specialty media housing) industry is made up of small to very small businesses. Most of Tab's competitors are operations with less than $20 million in annual revenue.

Tab is the largest specialty filing folder manufacturer in America. Several other commodity folder manufacturers are larger, such as Smead and Esselte. These larger manufacturers are not typically set up to perform the specialty manufacturing of custom file folders that Tab and its smaller competitors engage in.

SpaceSaver and Kardex both manufacture mobile filing systems (the hardware). They have revenues of approximately $80 million and $30 million, respectively.

Distributors of specialty filing products are typically local, owner operated, entrepreneurial businesses. No other filing products company, and no other small or medium sized office products company, owns it own distribution system.

                         TAB'S STOCK PRICE HISTORY

BY ALMOST ANY TIME MEASURE LONGER THAN ONE YEAR, TAB'S FALLING STOCK PRICE HAS REFLECTED ITS POOR FINANCIAL PERFORMANCE AND MANAGEMENT CHANGES. WE BELIEVE OUR OFFER IS THE ONLY FACTOR THAT IS SUSTAINING TAB'S SHARE PRICE AT ITS CURRENT LEVELS.

Since January 1, 1998, Tab's stock has traded as high as $15 7/16 per share (in May 1998) and as low as $1.93 in December 2000. Assuming a current $4 share price, TAB HAS LOST 74% OF ITS VALUE SINCE ITS HIGH IN MAY 1998. PRIOR TO OUR OFFER, TAB WAS TRADING IN THE $2 TO $2/38 RANGE.

Tab's share price, which reflects the market's collective view of management's decisions and the Company's financial performance over time, has declined precipitously not only compared to itself -- but also compared to any major stock index.

From the end of January 1998 through September 25, 2001:

-- The Dow Jones Industrial Average rose from 7906 to 8660, or 10%;

-- The S&P 500 rose from 970 to 1012, or 4%;

-- The Russell 2000 fell from 430 to 396, or 8%.

-- The NASDAQ Composite fell from 1619 to 1502, or 7%.

Since January 2001, Tab's stock price has risen from the low $2.00+ range to more than $4.00 per share, only after our offer to purchase the Company was made and then increased to $5.00 per share. Tab's stock price has traded in the $4 range recently, reflecting both the speculation and uncertainty of a transaction occurring with our group or some other third party.


                          BACKGROUND OF OUR OFFER

CONTRARY TO STATEMENTS MADE BY TAB'S BOARD, OUR FINANCING IS SUBJECT TO A NARROW SET OF CONDITIONS, WHICH ARE STANDARD AND CUSTOMARY IN THESE TYPES OF TRANSACTIONS. OUR OFFER WAS ALSO MADE AT A SUBSTANTIAL PREMIUM TO TAB'S SHARE PRICE ON THE DAY PRIOR TO OUR OFFER.

Our first offer was made on January 26, 2001, for $4 per share, a 68% premium over the previous day's closing price of $2.375.

Although the Company rebuffed our $4.00 per share offer, we discussed it with several large shareholders who informed us that $5 would be more compelling for a transaction. We subsequently increased our offer to $5 per share, a 111% premium over the closing price of Tab's shares on the day prior to our first offer.

We have received a financing commitment from LaSalle Bank of Chicago. This commitment has the approval of LaSalle's loan committee, which authorizes the Bank to issue such commitments.

The commitment is subject to:

-- Completion of audits and appraisals of Tab's primary assets, including accounts receivable, inventory and property, plant and equipment;

-- Receipt by LaSalle of pro forma financial statements giving effect to a merger with Tab;

-- After giving effect to the merger, Tab shall have availability under its borrowing arrangements with LaSalle of at least $5 million;

--   Our contribution in equity or subordinated capital of $2.5 million.


       POISON PILLS, MANAGEMENT OPTIONS, CHANGE IN CONTROL PROVISIONS

TAB'S BOARD HAS CONSISTENTLY TAKEN STEPS TO DISCOURAGE BUYERS. IT HAS TURNED DOWN OFFERS FOR THE COMPANY EVEN WHEN THE COMPANY WAS PERFORMING REASONABLY WELL (DURING THE PERIOD WHEN TAB WAS ADDRESSING THE ESTATE OF ITS FOUNDER, AND HAD ITSELF ON THE MARKET FOR SALE). IT HAS PUT IN PLACE PROVISIONS DESIGNED TO PROTECT IT FROM PROSPECTIVE PURCHASERS. WHILE TAB HAS ADDED TWO INVESTORS TO ITS BOARD TO TRY TO THWART OUR EFFORT TO GAIN BOARD CONTROL IN THE PROXY CONTEST WE INITIATED, NO ASSURANCES HAVE BEEN GIVEN TO SHAREHOLDERS THAT TAB WILL PUT ITSELF UP FOR SALE TO THE HIGHEST BIDDER IN A REASONABLE TIME FRAME.

In its analyst conference call on September 21, 2001, Tab confirmed that it was not for sale. When asked directly by an investor about whether the Company "...was on the block for sale?" the Company's CEO, Gary Ampulski answered "No, we are not on the block for sale going forward at this time."

Tab's Board has adopted most of the protective measures permitted by Delaware General Corporate Law.

-- Poison Pill, preventing a tender offer, or shareholders with more than 20% (only recently changed from 15%) from acting in concert to effect any extraordinary transaction;

-- Change in Control Provisions in management employment agreements, recently changed to include a change in board composition due to a proxy contest, making a buyout more expensive and possibly more risky because of management's ability to leave with significant compensation packages;

-- Options for 5% of Tab's shares granted to Tab's Chief Executive, with a strike price of $2.13 per share and which vest upon a change of control, again making the Company more expensive for a potential buyer;

-- Until recently, only the Board could call a shareholder meeting. This was changed to 25% of the shareholders, but only after February 1, 2002.


                            CORPORATE GOVERNANCE

IN OUR PROXY STATEMENT, WE PROMISED THAT OUR NOMINEES WILL FORM A SPECIAL COMMITTEE TO ACTIVELY SOLICIT THIRD PARTY ACQUISITION PROPOSALS FOR THE COMPANY. WE ALSO PROMISED A BYLAW AMENDMENT TO ALLOW STOCKHOLDERS TO CALL SPECIAL MEETINGS AND ELIMINATION OF THE COMPANY'S POISON PILL.

We stated in our Proxy Statement that our nominees, if elected, will form a Special Committee, comprised of three nominees not affiliated with us, to actively seek out and obtain the best available value for all Tab stockholders in a sale of the Company.

We further indicated that, if our nominees are elected, and no sale of Tab has occurred within 120 days of their taking office, they would:

--   Eliminate Tab's Poison Pill; and

-- Amend Tab's Bylaws to allow holders of 25% of Tab's stock to call a special meeting of stockholders.

In response, Tab recently amended its Bylaws to permit holders of 25% of its stock to call special meetings on or after February 1, 2002 - but the Tab Board has taken no action to establish a Special Committee to seek out strategic alternatives or to eliminate its Poison Pill.


                   WHY THE BOARD NEEDS TO BE CHANGED NOW

TAB'S RELATIVELY LARGE CASH RESERVES HAVE ENABLED THE TAB BOARD TO AVOID THE TOUGH DECISIONS THAT ARE NECESSARY TO MAKE TAB PROFITABLE NOW. THIS HAS BEEN CLEARLY REFLECTED IN THE COMPANY'S STOCK PRICE, WHICH, PRIOR TO OUR OFFER, HAD FALLEN TO THE $2 - $ 2 3/8 RANGE, OR APPROXIMATELY THE
EQUIVALENT OF THE VALUE OF THE COMPANY'S CASH BALANCE PER SHARE.

This Board, even with two new members, has been unwilling to demand the cost reductions necessary to make Tab profitable today. Since the death of Tab's founder in the early 1990's, the Company has been overseen by non-industry people who do not have the discipline or the economic interest to ensure Tab's economic success.

This lack of discipline has resulted in:

--  Significant operating losses during the past three years;

-- Poor selection of management, which resulted in lackluster results and distributor alienation;

-- An ill conceived acquisition and business disposition program that resulted in the acquisition of a money losing business and the sale of a good business;

-- Unwillingness to address the distribution problem, to cause the Company to exit the direct distribution business;

-- A lack of focus on the core business - the manufacture of color coded file folders and mobile filing systems.

                  WHY SHAREHOLDERS SHOULD VOTE FOR US

-- We believe waiting for things to change involves a high degree of risk for current shareholders. Tab has not reduced its costs enough to enable it to be profitable this year. TAB BELIEVES IT HAS A REVENUE PROBLEM, WE BELIEVE IT HAS A COST PROBLEM.

-- Three of Tab's Board members, including its Chairman, are asking to be reelected even though they have presided over the financial problems that the Company has suffered during the past five years.

-- Although two shareholder representatives are now on the Board, they represent only two votes of seven. They do not have the operating background to cause the dramatic changes that need to be made for Tab to be profitable in the next twelve to eighteen months, and even if they did, they don't have the votes to make it happen.

-- We are willing to buy the Company and take the risk of making the changes we believe will make the Company economically successful.

-- Tab's share price performance prior to our offer was woeful. We have offered $5 per share. Our offer is more than double the price of Tab's shares prior to the announcement of our first offer in January 2001, when Tab's stock price was $2.375. We believe that our offer is the only reason Tab's stock is trading near $4 per share today.

-- We have committed to having a Special Committee, comprised of three individuals with no economic interest in the transaction, to engage in soliciting bids for the Company from other third parties. We will not cause the Company to be sold to our affiliate unless such affiliate is the highest bidder after the sale process is completed. We understand the risk that we may not be the winning bidder in the process.